EXHIBIT 7

                                    [FORM OF]

                          NORTH AMERICAN VACCINE, INC.
                             STOCK OPTION AGREEMENT
                        GOVERNED BY THE 1995 NON-EMPLOYEE
                          DIRECTOR AND SENIOR EXECUTIVE
                                STOCK OPTION PLAN

         This STOCK OPTION AGREEMENT ("Agreement") is made as of this 1st day of January, _____, between North American Vaccine, Inc., a Canadian corporation (the "Company"), and Phillip Frost ("Optionee").

         1.       NATURE OF OPTION

         This Stock Option (the "Option") is NOT intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed as a non-qualified stock option.

         2.       GRANT OF OPTION

         The Company hereby irrevocably grants to Optionee the Option to purchase all or any part of an aggregate of _________ common shares, no par value, of the Company (the "Common Shares") (such number being subject to adjustment as provided in Section 15 of this Agreement), on the terms and conditions set forth in this Agreement and in the Company's 1995 Non-Employee Director and Senior Executive Stock Option Plan (the "Plan"), which is incorporated herein by this reference. The terms used in this Agreement shall have the same definitions set forth in the Plan, except as otherwise defined herein.

         3.       EXERCISE PRICE


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         The exercise price shall be U.S. $__________ for each Common Share, which price is not less than the fair market value per Common Share on the date of grant.

         4.       DURATION OF OPTION

         The Option may not be exercised after, and shall expire as of 11:59 p.m., Washington, D.C. local time, on January 1, ______, and may be exercised during such period only in accordance with the terms of the Plan and this Agreement.

         5.       SCHEDULE OF EXERCISE OF OPTION

         The Option shall be exercisable during the period set forth in Section 4 above, in accordance with the following schedule:

                  (a) _______ of the Common Shares optioned hereunder shall first become exercisable on January 1, ___; and

                  (b) an additional _____ of the Common Shares optioned hereunder shall first become exercisable on January 1, _____; and

                  (c) the remaining ____ of the Common Shares optioned hereunder shall first become exercisable on January 1, _____.

         Notwithstanding the foregoing, the exercisability of the Option may be automatically accelerated immediately prior to the specified effective date or the occurrence of any of the events listed in Section 6.3(a) of the Plan in accordance with the terms of Section 6.3 of the Plan.

         6.       TERMINATION OF STATUS AS A NON-EMPLOYEE DIRECTOR

         Upon Optionee's resignation or termination from the Company's Board of Directors for any reason whatsoever (including, without limitation, death), the Option shall be exercisable, to the extent Optionee was entitled to exercise the Option as of the date of such resignation or termination,

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at any time prior to the expiration date of the Option. To the extent that
Optionee was not entitled to exercise the Option as of the date of such resignation or termination, or if Optionee does not exercise the Option (to the extent he or she was entitled to exercise the Option) at any time prior to the Option's expiration date, the Option shall terminate and become null and void, such that the number of shares exercisable under the Option shall not be increased by the virtue of the passage of time. Notwithstanding the foregoing provisions of this Article 6, if Optionee is terminated or removed by the Company for willful or gross misconduct, including, without limitation, breach of fiduciary duty, the Option shall terminate immediately and automatically on the date of Optionee's termination.

         7.       DEATH OF OPTIONEE

         Subject to the provisions of the Plan, if the Option is held by Optionee at the time of his or her death, the Option may be subsequently exercised by the legal representative of Optionee's estate only to the extent Optionee was entitled to exercise the Option as of the date of his or her death.

         8.       METHOD OF EXERCISE OF OPTION

         The Option shall be exercised, in whole or in part, by delivery of a written notice to the Company in the manner described in Article 19 of this Agreement. Such notice shall be signed by Optionee and shall state the election to exercise the Option, the number of Common Shares in respect of which the Option is being exercised, and such other representations and agreements as to Optionee's investment intent with respect to such Common Shares as may be required by the Company. Such notice shall be accompanied by payment in full of the aggregate exercise price of the Common Shares to be purchased in (i) cash,
(ii) check (including, without limitation, payment in accordance with a cashless exercise program under which, if so instructed by Optionee, Common

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Shares may be issued directly to Optionee's broker or dealer upon receipt of the purchase price in cash from the broker or dealer), (iii) other Common Shares of the Company qualifying as mature shares under appropriate accounting standards and having an aggregate fair market value on the date of surrender equal to the aggregate exercise price of the Common Shares being exercised under the Option,
(iv) such other form as the Compensation Committee may accept, or (v) any combination of such methods of payment. The Option may not be exercised for a fraction of a Common Share.

         9.       LIMITATIONS ON EXERCISE OF OPTION

                  (a) No Common Shares shall be issued pursuant to the exercise of the Option unless the exercise of the Option and the issuance and delivery of the Common Shares hereunder shall comply with all relevant provisions of Canadian and United States laws, including, without limitation, the Securities Act (Quebec), the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any securities exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  (b) As a condition to the exercise of the Option, the Company may require Optionee to complete a questionnaire in a form acceptable to the Company and to make certain representations and warranties required or desireable (in the opinion of the Company or its counsel), including, without limitation, any representations and warranties required by law, in the opinion of counsel, regarding investment intent. Certificates representing Common Shares issued upon exercise of the Option shall bear a legend prohibiting transfer of such Common Shares unless, in the opinion of such counsel, such transfer is not inconsistent with any of the requirements of any applicable Canadian and United States securities laws.

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                  (c) Notwithstanding anything in Articles 6 and 7 hereof to the contrary, the Option shall not be exercisable after Optionee resigns or terminates his or her position with the Company if Optionee shall have, during the time period in which the Option is exercisable, engaged in deliberate action which, as determined by the Committee, causes substantial harm to the interests of the Company or constitute a breach of any obligation of Optionee to the Company. In such event, Optionee shall forfeit all rights to any unexercised option as of the date of such deliberate action.

         10.      TAXES

         As a condition to the exercise of any portion of the Option, the Company may require Optionee to make whatever provision is required, in the reasonable opinion of the Company, to ensure that any taxes required to be withheld by United States or Canadian federal, state/provincial, or local law as a result of the granting or exercise of the Option are withheld in accordance with such applicable law. Provisions for withholding pursuant to the preceding sentence may include, but shall not be limited to, (i) full payment of the withholding taxes by Optionee simultaneously with exercise of the Option and
(ii) an agreement by Optionee that such taxes may be withheld in full from any compensation payable to Optionee.

         11.      ISSUANCE OF SHARE CERTIFICATES

         Upon the payment of the exercise price and subject to all other provisions of this Agreement and the Plan, the Company will issue certificates representing the Common Shares subject to the Option. Optionee thereupon shall have full dividend and voting rights with respect to such Common Shares. Notwithstanding the exercise of the Option, Optionee shall have no rights as a shareholder, including the right to vote or to receive dividends, until the issuance of share certificates by the

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Company, and no adjustment will be made for a dividend or other right, except as provided in the Plan, for which the record date is prior to the date of issuance of the share certificates.

         12.      NON-TRANSFERABILITY

         The Option shall not be transferable in any manner other than by will or by laws of descent or distribution or as otherwise permitted under the Plan and may be exercised during the lifetime of Optionee only by Optionee, except as otherwise permitted under the Plan.

         13.      NO RIGHT TO CONTINUED EMPLOYMENT

         The Option shall not confer upon Optionee any right with respect to continuance of employment or directorship with the Company or any of its parent or subsidiary corporations, nor shall it interfere in any way with the right of the Company or any of its parent or subsidiary corporations to terminate Optionee's employment and/or directorship therewith at any time.

         14.      NO OBLIGATION TO EXERCISE OPTION

         The granting of the Option shall impose no obligation upon Optionee to exercise the Option.

         15.      ADJUSTMENTS

         In the event of any increase or decrease in the number of issued Common Shares resulting from certain corporate events (i.e., a stock split or payment of stock dividend with respect to the Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company), the number of Common Shares subject to the Option and the exercise price per Common Share shall be proportionately adjusted by the Committee in accordance with the terms of Article X of the Plan. An adjustment so made shall be final, conclusive, and binding upon Optionee.

         16.      OPTIONEE BOUND BY PLAN

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         Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

         17.      SUCCESSORS IN INTEREST

         This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon Optionee and all rights granted to the Company under this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, and legal and personal representatives.

         18.      RESOLUTION OF DISPUTES

         Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement shall be determined by the Committee and any such determination made by the Committee shall be final, binding, and conclusive for all purposes.

         19.      NOTICES

         Any notices, letters, offers, acceptances, or other communications contemplated by this Agreement shall be in writing and shall be deemed duly given when delivered by hand (with evidence of receipt thereof) or mailed by certified or registered mail, first class, postage prepaid and return receipt requested, addressed as follows:

         (i) if to Optionee: Phillip Frost, 125 E. San Marino Drive, Miami Beach, FL 33139

         (ii)     if to the Company:
                  North American Vaccine, Inc.
                  12103 Indian Creek Court
                  Beltsville, MD.  20705
                  Attention: Senior Vice President, Legal Affairs;

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or at such other addresses as Optionee or the Company may have furnished in writing to each other. The date of notice for all purposes under this Agreement shall be the date of the receipt of the notice.

         20.      APPLICABLE LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

         21.      CONFLICT BETWEEN AGREEMENT AND PLAN

         This Agreement shall be construed, to the maximum extent possible, consistently with the terms of the Plan. The terms of the Plan shall control if there are any conflicts between the terms of this Agreement and the Plan.

         IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the date set forth above.

                                        NORTH AMERICAN VACCINE, INC.

                                        By: /s/ DANIEL J. ABDUN-NABI
                                            ------------------------------------
                                            Daniel J. Abdun-Nabi
                                            Senior Vice President
                                            Legal Affairs & General Counsel

                                        OPTIONEE:

                                        /s/ PHILLIP FROST
                                        ----------------------------------------
                                        Phillip Frost

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